Exhibit 107

The prospectus for the Capital One Multi-asset Execution Trust Class A(2022-1) Card series notes to which this Exhibit 107 relates is a final prospectus for the related offering. The maximum aggregate amount of such Class A(2022-1) notes is $2,250,000,000.